UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 15, 2008

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-52006 (Commission File Number)	98-0221142 (IRS Employer Identification #)
Plaza America Tower I 11700 Plaza America Drive, Suite 1010 Reston, Virginia (Address of Principal Executive Offices)	20190 (Zip Code)

(703) 964-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 19, 2008, ICO Global Communications (Holdings) Limited (“ICO”) announced that on February 15, 2008, it had procured launch and in-orbit insurance for its ICO G1 satellite through a series of policies underwritten by approximately two dozen insurers (“Launch Insurance Program”). ICO’s Launch Insurance Program covers two main categories of risk: (i) launch phase and (ii) post-separation phase.

For the launch phase, ICO has procured insurance that, when combined with its contractual guarantee against launch failure under its launch service contract with Lockheed Martin Commercial Launch Services (“Launch Guarantee”), will provide launch phase coverage up to $344 million.

For the post-separation phase, ICO procured coverage for satellite failures, including the failure of the satellite to meet certain performance criteria, up to $278 million. The aggregate price for the Launch Insurance Program and the Launch Guarantee including commissions is approximately $44 million.

The insurance coverage was secured through Marsh McLennan Companies, Inc. as the Company’s broker.

A copy of the press release announcing the procurement of launch insurance is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

On February 19, 2008, ICO announced that ICO’s launch provider, Lockheed, has provided a range date of April 14, 2008 for the launch of the ICO G1 satellite. ICO’s satellite manufacturer, Space Systems/Loral, has told ICO that it expects to ship ICO’s G1 Satellite to Cape Canaveral, Florida the week of February 25, 2008.

A copy of the press release announcing the shipment date and launch date range is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated February 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)
By: /s/ John L. Flynn
February 19, 2008	John L. Flynn Executive Vice President, General Counsel and Corporate Secretary